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                                                                    EXHIBIT 99.1

FOR ADDITIONAL INFORMATION, CONTACT:

       Jim Holland                      Woody Wallace
       Chief Financial Officer          The Investor Relations Company
       405-491-2057                     847-564-5610

FOR IMMEDIATE RELEASE - OKLAHOMA CITY - August 16, 1999


                   FOUNDER SWISHER RETIRES AS OFFICER OF CMI
                WILL CONTINUE AS BOARD CHAIRMAN AND CONSULTANT

Oklahoma City, OK - August 16, 1999 -- G. W. "Bill" Swisher, Jr., 68, founder and chairman of CMI Corporation (NYSE: CMI), today announced he is retiring as an officer and employee effective August 12, 1999, but will stay on as Chairman of the Board. To insure a smooth transition, Mr. Swisher has also signed a two year consulting contract with the company.

Mr. Swisher founded CMI in 1964 as an extremely innovative automated heavy industrial equipment manufacturer for the road construction, construction, transportation, mining and process controls industries worldwide. He has had a role in the development and issuance of more than 50 United States and international patents. CMI was one of the earliest manufacturers of heavy automated road construction equipment and was largely responsible for the recognition and early growth of this industry segment.

"As the company's annual revenues approach $250 million, it looks more strongly toward further acquisitions and international industry participation. It makes sense to turn operations over to the next leadership generation that has ample experience operating in much larger corporations. The time is right. I will continue to contribute where and as I can as a board member and consultant," Mr. Swisher stated.

In 1998, industry executive Tom Engelsman, 49, joined CMI and is now the company's Chief Executive Officer. Mr. Engelsman has experience with a few billion dollar class companies like Ingersoll Rand, Dresser-Rand, Beloit and Landis & Gyr.

"Tom and the existing executive team will lead the company into the 21st century. They are well equipped to secure the kind of size and profitability we are talking about," Mr. Swisher added.

Throughout his illustrious career, Mr. Swisher is or has been involved in many industry, governmental, community, charitable and civic activities.

He was honored as one of the first inductees into the Construction Equipment Hall of Fame, an international foundation which salutes individuals for outstanding contributions to the development of new equipment and technology; and was honored by the Equipment Manufacturers Institute, the world's oldest and largest trade association for manufacturers of
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agricultural and construction equipment, as one of history's significant contributors to the mechanization of agriculture and construction.

In recognition for his many contributions to his state and community, he was inducted into the Oklahoma Heritage Hall of Fame. He currently serves on the Board of Directors of The Road Information Program, the Construction Industry Manufacturers Association and the Economic Advisory Board of the Federal Reserve Bank in Kansas City. He is a past Director and Executive Board member of the American Road & Transportation Builders Association, the American Transportation Advisory Council, and the International Road Federation. During the Ford Administration, he served as a Board member of the United States Patent & Trademark Council, as well as the U. S. District Trade & Export Advisory Committee.

In the community and civic areas, Mr. Swisher is currently serving as a Director of Oklahoma Gas and Electric Company; a Director and on the Executive Committee of the Oklahoma Medical Research Foundation; a Director of the Oklahoma City Chamber of Commerce; a Director of the State Fair of Oklahoma; a Director on the Board of Trustees of United Way of Greater Oklahoma City; on the Board of the Oklahoma City Allied Arts Foundation; on the Board of the National Council of the Boy Scouts of America, and was Chairman of the 1989 National Boy Scout Jamboree.

Mr. Swisher served two terms as President of the Oklahoma City Chamber of Commerce and is a Past President of the Oklahoma State Chamber of Commerce & Industry. He also served three terms as President of the Last Frontier Council of the Boy Scouts and three terms as President of the South Central Region of the Boy Scouts of America, responsible for 44 Councils in six states and has been awarded Scouting's highest national leadership honor, the Silver Buffalo. He was also Chairman of the Board of Trustees of Mercy Health Center for five terms. Mr. Swisher has served as Chairman of several annual civic fund drives, including the Greater Oklahoma City United Way, the combined Allied Arts, and Junior Achievement of Oklahoma City. He is also on the Board of Visitors of the College of Engineering at the University of Oklahoma and on the Board of Trustees on the National Asphalt Paving Association Educational Foundation at Auburn University.

CMI Corporation is a growing innovator, designer and manufacturer of equipment for heavy-duty construction and infrastructure applications. The company's leading-edge equipment is used to build, maintain, and reconstruct roads,
highways, bridges and airport runways.   Recent acquisitions provide CMI strong
capabilities in concrete plant production, product offerings in compaction technology for landfills and road bases, and industrial grinding for landfills, construction, land clearing and other disposable applications.

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This news release contains forward-looking statements concerning the future performance of CMI Corporation, which are subject to a number of factors including, but not limited to highway funding, adverse weather conditions, general economic conditions and political changes both domestically and overseas.